EXHIBIT 23.6

Consent of Independent Auditor

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-205546) on Form S-1 of Albertsons Companies, Inc. of our report dated April 4, 2014, relating to our audit of the consolidated financial statements of United Supermarkets, L.L.C. as of December 28, 2013 and January 26, 2013, and for the eleven-month period ended December 28, 2013 and the year ended January 26, 2013, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference of our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey, LLP

Dallas, Texas

August 25, 2015